Ally Financial Reports Preliminary Second Quarter 2010 Financial Results

▪	Reported second consecutive quarter of profitability; Sixth consecutive profitable quarter for the core automotive business

▪	Second quarter 2010 net income of $565 million and core pre-tax income of $738 million

NEW YORK (Aug. 3, 2010) – Ally Financial Inc. (Ally) today reported net income of $565 million for the second quarter of 2010, compared to a net loss of $3.9 billion for the second quarter of 2009.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense from bond exchanges, totaled $738 million in the second quarter of 2010, compared to a core pre-tax loss of $1.3 billion in the comparable prior year period.

Core pre-tax income during the quarter was driven by higher net revenue, a lower loan loss provision and a lower noninterest expense compared to the second quarter of 2009.  Results were also positively impacted by certain factors that may moderate over the coming quarters, including gains on the sale of auto loans under forward flow agreements, lease portfolio remarketing gains resulting from high used vehicle prices, legacy mortgage loan sale gains and gains from the insurance investment portfolio.

“Ally made substantial progress in the second quarter with all operating segments posting a profit,” said Ally Chief Executive Officer Michael A. Carpenter.  “Ally is a fundamentally stronger organization today than it was a year ago, and we are proud of our central role in the recovery of the U.S. auto industry.  As a result of Ally’s quick action and the U.S. government’s financial support, approximately 1,400 Chrysler dealers, employing an estimated 70,000 people, were able to keep their businesses open and contribute to the stability of their communities.

“Over the past twelve months Ally has financed 82 percent of the vehicles sold to nearly 5,000 GM and Chrysler dealers in the U.S.  In addition, the company financed 700,000 new vehicles for GM and Chrysler consumers within the last year,” said Carpenter.

“In the first half of 2010, Ally’s new consumer auto originations in the U.S. more than doubled compared to the first two quarters of last year to about 400,000 units, reflecting about eight times that of any other lender and demonstrating the company’s leadership as a full service auto finance provider,” he concluded.

Income/(Loss) From Continuing Operations by Segment
($ in millions)
				Increase/(Decrease) vs.
	2Q 10	1Q 10	2Q 09	1Q 10	2Q 09
North American Automotive Finance	$630	$653	$451	$(23)	$179
International Automotive Finance	105	42	33	63	72
Insurance	108	183	99	(75)	9
Global Automotive Services	843	878	583	(35)	260
Mortgage Operations	230	156	(1,335)	74	1,565
Corporate and Other (ex. OID)[1]	(335)	(456)	(556)	121	221
Core pre-tax income (loss)[2]	738	578	(1,308)	160	2,046
OID amortization expense[3]	292	397	275	(104)	17
Income tax expense	33	36	1,096	(3)	(1,063)
Income (loss) from discontinued operations[4]	152	17	(1,224)	135	1,376
Net income (loss)	$565	$162	$(3,903)	$403	$4,468

1. Corporate and Other as presented includes Commercial Finance, certain equity investments and the net impact from treasury asset liability management activities.
2. Core pre-tax income is defined as income from continuing operations before taxes and bond exchange OID amortization expense.
3. Amortization of bond exchange OID.  Includes $101 million of accelerated amortization in the first quarter of 2010 from certain liability management transactions.
4. The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed 1Q10); the U.K. consumer property and casualty insurance business; retail automotive finance operations in Poland (sale completed 2Q10), Argentina and Ecuador; automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10) and Russia; the full-service leasing businesses in Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Italy (sale completed 4Q09), Mexico (sale completed 4Q09), the Netherlands (sale completed 4Q09), Poland (sale completed 2Q10) and the U.K.; mortgage operations in Continental Europe and the U.K.; and the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10).

Highlights

▪	Core auto finance business continues to perform well.

–	No. 1 ranked provider of new car financing in the U.S. during the first half of 2010 (Source: AutoCount).

–	Global consumer financing originations remained strong, as levels increased more than 30 percent from the previous quarter.

–	Non-incentivized business accounted for 52 percent of new GM and Chrysler consumer originations in the U.S., up from 31 percent in the second quarter of 2009.

–	Second quarter 2010 consumer penetration rates for both GM and Chrysler increased compared to the corresponding prior year period.

–	Ally began accepting retail finance applications for recreation vehicles from Thor Industries dealers in early June.

▪	Announced plans to rebrand the company’s consumer and dealer-related auto finance operations in the U.S., Canada and Mexico to leverage the Ally name.

–	Follows the rebranding of the corporation from GMAC Inc. to Ally Financial Inc. on May 10, 2010.

▪	Net bank deposits grew by approximately $2.3 billion during the second quarter, which was supported by an 82 percent CD retention rate.

▪	Continued to focus on streamlining non-strategic operations to further improve Ally’s cost structure and efficiency.

–
During the second quarter, Ally completed the sale of the North American factoring business, the auto finance retail credit portfolio in Australia, the retail automotive finance operations in Poland and the full-service auto leasing businesses in Australia, Poland, Belgium and France.

–
Ally also reached agreements during the second quarter to sell the reinsurance-related infrastructure, assets and liabilities of GMAC International Insurance, Ltd. and the auto finance retail credit portfolio in New Zealand. In addition, Residential Capital, LLC (ResCap) reached an agreement to sell its European mortgage origination and servicing business.

▪	Continued to strengthen access to liquidity with more than $25 billion of funding transactions completed to date in 2010.

▪	Cost of funds has declined more than 100 basis points since becoming a bank holding company.

▪
Continued to make progress in minimizing legacy mortgage risk during the quarter, as the company executed the sale of domestic non-core and international assets totaling more than $1.2 billion in unpaid principal balance.

▪	Expense reduction efforts remain on track, with quarterly controllable expenses down $124 million year-over-year.

Liquidity and Capital
Ally’s consolidated cash and cash equivalents were $14.3 billion as of June 30, 2010, compared to $14.7 billion at March 31, 2010.  Included in the consolidated cash and cash equivalents balance are: $621 million at ResCap; $2.6 billion at Ally Bank, which excludes certain intercompany deposits; and $823 million at the insurance businesses.

Ally’s total equity at June 30, 2010, was $20.8 billion, compared to $20.5 billion at March 31, 2010.  Ally’s preliminary second quarter 2010 tier 1 capital ratio was 15.3 percent, compared to 14.9 percent in the prior quarter.  Ally’s tier 1 capital ratio improved due to net income, the sale of assets and the continued run-off of the lease portfolio, partially offset by growth in consumer and commercial receivables.

Ally Bank
Ally Bank’s deposit-taking capabilities are a significant component of the company’s diversified funding strategy.  For the second quarter of 2010, Ally Bank reported pre-tax income of $126 million, compared to a pre-tax loss of $299 million in the corresponding prior year period.  Performance in the quarter was driven by improved margins and a decrease in loan loss provision expense. Total assets at Ally Bank were $61.7 billion at June 30, 2010, compared to $55.2 billion at March 31, 2010.  Higher asset levels were the result of increases in automotive consumer finance receivables, floorplan and warehouse lending, and available-for-sale securities.

Deposits
The company continued to grow its deposit base during the quarter through its subsidiaries, Ally Bank and ResMor Trust.  Ally Bank and ResMor Trust deposits, excluding certain intercompany deposits, increased in the second quarter to $34.3 billion, from $32.0 billion at March 31, 2010.  Retail deposits at Ally Bank were $18.7 billion at June 30, 2010, compared to $17.7 billion at March 31, 2010.  Retail deposits accounted for approximately 60 percent of Ally Bank’s total deposits as the company remains focused on growing its retail deposit base.  Brokered deposits at Ally Bank totaled approximately $9.9 billion at quarter-end, compared to $9.8 billion at the end of the first quarter of 2010.

Global Automotive Services
Global Automotive Services consists of Ally’s auto-centric businesses around the world, including: North American Automotive Finance, International Automotive Finance and Insurance.   Global Automotive Services reported second quarter 2010 pre-tax income from continuing operations of $843 million, compared to $583 million in the comparable prior year period.  This represents the sixth consecutive profitable quarter from the core automotive business.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $630 million in the second quarter of 2010, compared to $451 million in the comparable prior year period.  Results were driven by strong growth in originations supported by improved penetration for GM and Chrysler, and remarketing gains due to favorable used vehicle prices.

International Automotive Finance reported pre-tax income from continuing operations of $105 million in the second quarter of 2010, compared to $33 million in the same period last year.  Results in the quarter were favorably affected by a lower noninterest expense and a lower loan loss provision due to improving asset quality.  Ally has significantly streamlined its international presence in recent years to focus on strategic operations and improve financial performance.  The company’s international auto finance footprint currently consists of 14 countries, with a focus on five core international markets: Germany, U.K., Brazil, Mexico and China.

Ally’s insurance business reported pre-tax income from continuing operations of $108 million in the second quarter of 2010, compared to $99 million in the prior year period.  Results were primarily driven by improved underwriting income due to lower expenses, partially offset by lower earned premiums on the extended service contracts written in prior periods.  In addition, investment income remained strong during the quarter.  Ally remains focused on streamlining its insurance segment to focus primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance.

Automotive originations and penetration
Total consumer financing originations during the second quarter of 2010 were $10.7 billion.  This included $8.4 billion of new originations, $1.4 billion of used originations and approximately $900 million of new leases.  Second quarter 2009 consumer financing originations totaled $6.1 billion, which included $5.3 billion of new originations, approximately $600 million of used originations and approximately $200 million of new leases.  Growth in consumer financing originations was driven by improved conditions in the auto market, increased consumer penetration rates for GM and Chrysler, higher used vehicle originations and continued improvement in leasing levels.

North American consumer financing originations in the second quarter of 2010 were $9.1 billion, which included $8.0 billion in the U.S.  Second quarter 2009 consumer financing originations in North America were $4.6 billion, which included approximately $4.4 billion in the U.S.

International consumer originations, which include a non-consolidated joint venture in China, were $1.7 billion during the second quarter of 2010, compared to $1.5 billion in the second quarter of 2009.  International consumer originations continue to be driven by Ally’s five key markets with strong growth in China and Brazil.  Consumer originations in the quarter increased 95 percent in Brazil and 83 percent in China compared to the second quarter of 2009.

Ally’s U.S. wholesale penetration for GM dealer stock was 84.4 percent at June 30, 2010, compared to 87.7 percent at March 31, 2010, and 83.0 percent at June 30, 2009.  U.S. consumer penetration for GM was 34.4 percent during the second quarter of 2010, compared to 33.5 percent in the prior quarter and 30.6 percent in the second quarter of 2009.  GM consumer penetration levels in the U.S. remained stable despite lower incentivized originations, which dropped to 41.7 percent of new units in the second quarter of 2010 from 46.0 percent in the prior quarter and 72.7 percent in the second quarter of 2009.

Ally’s U.S. wholesale penetration for Chrysler dealer stock was 74.9 percent at June 30, 2010, compared to 76.4 percent at March 31, 2010.  Ally’s U.S. consumer penetration for Chrysler during the second quarter of 2010 improved significantly to 52.5 percent, compared to 42.1 percent in the first quarter of 2010.

Global automotive delinquencies and credit losses
Delinquencies, defined as the dollar amount of accruing contracts greater than 30 days past due, from continuing operations were 2.93 percent in the second quarter of 2010, compared to 2.87 percent in the first quarter of 2010 and 3.27 percent in the second quarter of 2009.  Delinquency trends remained relatively stable in the second quarter.  This reflects improved economic conditions, continued focus on collection efforts and higher quality credit in more recent vintages.  Excluding the Nuvell subprime legacy portfolio, delinquencies continued to fall on a sequential quarter basis.

Annualized credit losses from continuing operations declined in the second quarter of 2010 to 1.05 percent of average managed retail contract assets, versus 2.04 percent in the prior quarter and 2.29 percent in the second quarter of 2009.  The decline from the prior quarter reflects significantly lower losses in both the core auto portfolio and the Nuvell portfolio due to a favorable used car market, lower loss frequency, consumer loss recoveries and stronger performance on more recent vintages.  The Nuvell portfolio continues to run-off, as the balance of its consumer auto portfolio declined to $3.1 billion at quarter end.

Mortgage Operations
Ally’s Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, ranks as the fourth largest originator and the fifth largest servicer in the U.S. (Source: Inside Mortgage Finance).  The segment reported pre-tax income from continuing operations of $230 million during the second quarter of 2010, versus a pre-tax loss from continuing operations of $1.3 billion in the comparable prior year period.  Results in the second quarter of 2010 were driven by improved performance in the origination and servicing business, strong margins, lower operating expenses and gains on the sale of legacy mortgage assets.  In addition, loan loss provision and repurchase reserve expenses were significantly lower from the corresponding period a year ago, due to the strategic actions taken in the fourth quarter of 2009 and the settlement reached with The Federal Home Loan Mortgage Corporation (Freddie Mac) for representation and warranty claims in the first quarter of 2010.

Ally continues to make progress in minimizing legacy mortgage risk, while asset values have remained stable.  During the quarter, the company executed the sales of domestic non-core assets with an unpaid principal balance of $510 million.  The sales of these assets generated cash proceeds of $308 million and a gain to book value of $73 million.  In addition, the company sold international assets totaling $723 million of unpaid principal balance.  The cash proceeds for the international sales were $447 million with a gain to book value of $93 million.  The revenue generated from the international sales is reflected in discontinued operations, beginning in the second quarter of 2010.

The ResCap legal entity reported its second consecutive profitable quarter, as second quarter 2010 net income totaled $364 million, compared to a net loss of $841 million in the comparable prior year period.  Pre-tax income from continuing operations was $263 million for the 2010 second quarter, compared to a pre-tax loss from continuing operations of $205 million in the second quarter of 2009.  The entity required no additional capital or liquidity support in the 2010 second quarter.

Total mortgage loan production in the second quarter of 2010 was $13.5 billion, compared to $13.3 billion in the first quarter of 2010 and $18.8 billion in the second quarter of 2009.  The majority of second quarter 2010 production was driven by prime conforming and government loans.  Production increased marginally compared to the prior quarter, as market demand remained strong due to low mortgage interest rate levels.

Corporate and Other
Corporate and Other reported a second quarter 2010 core pre-tax loss of $335 million, compared to a core pre-tax loss of $556 million in the second quarter of 2009.  Including OID, Corporate and Other reported a pre-tax loss from continuing operations of $627 million in the second quarter of 2010, compared to a pre-tax loss from continuing operations of $831 million in the comparable prior year period.  The main performance drivers in the second quarter of 2010 were treasury asset liability management activities, which include corporate interest expense, and $292 million of OID amortization expense.  Approximately $600 million of OID is expected to amortize over the remainder of 2010, with the expense moderating significantly after 2011.

Strategic Direction
The company continued to make significant progress on its strategic priorities during the second quarter with strong auto origination levels, ongoing cost reduction efforts, growth in the deposit base at Ally Bank, and the continued minimization of risk associated with the legacy mortgage business.  While certain drivers of earnings in the first half of the year may moderate in the coming quarters, Ally expects that successful execution of its six priorities will lead to sustained positive core income going forward and aid in the timely repayment of the U.S. Treasury investments.

Ally’s six key priorities are:
▪	Become the premier global auto finance provider for dealers and consumers.
▪	Improve our cost structure and efficiency.
▪	Improve our access to the capital markets, our debt ratings and cost of funds.
▪	Fully transition to a bank holding company model.

▪	Improve our liquidity position by building deposits at Ally Bank.
▪	Continue to de-risk our mortgage business and define a viable long-term strategy for our mortgage origination and servicing business.

About Ally Financial Inc.
Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $176 billion in assets as of June 30, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

# # #

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: our inability to repay our outstanding obligations to the U.S. Department of the Treasury, or to do so in a timely fashion and without disruption to our business; uncertainty of Ally's ability to enter into transactions or execute strategic alternatives to realize the value of its Residential Capital, LLC (“ResCap”) operations; our inability to successfully accommodate the additional risk exposure relating to providing wholesale and retail financing to Chrysler dealers and customers and the resulting impact to our financial stability; uncertainty related to Chrysler’s and GM’s recent exits from bankruptcy; uncertainty related to the new financing arrangement between Ally and Chrysler; securing low cost funding for Ally and ResCap and maintaining the mutually beneficial relationship between Ally and GM, and Ally and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our recent conversion to a bank holding company, and the increased regulation and restrictions that we are now subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap of the decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund Ally’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, Ally, Chrysler or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the recently enacted financial regulatory reform bill).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Gina Proia
646-781-2692
gina.proia@ally.com

Jim Olecki
212-884-7955
james.olecki@ally.com

Ally Financial Preliminary Unaudited Second Quarter 2010 Financial Highlights

($ in millions)

		2Q	1Q	2Q
Summary Statement of Income	Note	2010	2010	2009
Financing revenue and other interest income
Finance receivables and loans
Consumer		$1,128	$1,130	$1,175
Commercial		456	435	434
Notes receivable from General Motors		40	55	47
Total finance receivables and loans		1,624	1,620	1,656
Loans held-for-sale		156	215	84
Interest on trading securities		6	1	34
Interest and dividends on available-for-sale investment securities		91	100	55
Interest bearing cash		18	14	27
Other interest income		(4)	4	30
Operating leases		1,011	1,163	1,503
Total financing revenue and other interest income		2,902	3,117	3,389
Interest expense
Interest on deposits		155	158	179
Interest on short-term borrowings		100	112	182
Interest on long-term debt		1,409	1,435	1,579
Total interest expense		1,664	1,705	1,940
Depreciation expense on operating lease assets		526	656	1,056
Net financing revenue		712	756	393
Other revenue
Servicing fees		384	385	393
Servicing asset valuation and hedge activities, net		(21)	(133)	(225)
Total servicing income, net		363	252	168
Insurance premiums and service revenue earned		477	468	496
Gain on mortgage and automotive loans, net		266	271	206
(Loss) gain on extinguishment of debt		(3)	(118)	13
Other gain on investments, net		95	140	97
Other income, net of losses		190	85	(113)
Total other revenue		1,388	1,098	867
Total net revenue		2,100	1,854	1,260
Provision for loan losses		220	146	1,117
Noninterest expense
Compensation and benefits expense		388	427	389
Insurance losses and loss adjustment expenses		224	211	261
Other operating expenses		822	889	1,076
Total noninterest expense		1,434	1,527	1,726
Income (loss) from continuing operations before income tax expense		446	181	(1,583)
Income tax expense from continuing operations		33	36	1,096
Net income (loss) from continuing operations		413	145	(2,679)
Income (loss) from discontinued operations, net of tax		152	17	(1,224)
Net income (loss)		$565	$162	$(3,903)

		June 30,	Mar 31,	June 30,
Select Balance Sheet Data		2010	2010	2009
Cash and cash equivalents		$14,348	$14,670	$18,655
Loans held-for-sale		10,382	13,998	11,440
Finance receivables and loans, net	1
Consumer		55,346	51,928	57,983
Commercial		37,005	36,293	32,838
Notes receivable from General Motors		365	819	1,071
Investments in operating leases, net	2	11,895	14,003	21,597
Total assets		176,802	179,427	181,248
Deposit liabilities		35,214	32,860	26,152
Total debt	3	92,259	97,885	105,175

		Second Quarter	First Quarter	Second Quarter

Operating Statistics		2010	2010	2009
Ally Financial's Worldwide Cost of Borrowing (incl. OID)	4	5.2%	5.5%	6.3%
Ally Financial's Worldwide Cost of Borrowing (excl. OID)	4	4.2%	4.4%	5.3%

Tier 1 Capital		$22,389	$22,088	$25,014
Tier 1 Common Capital		7,669	7,368	11,227
Total Risk-Based Capital		24,629	24,370	27,660
Tangible Common Equity		8,062	7,834	11,550

Tangible Assets		$176,270	$178,893	$180,539
Risk-Weighted Assets	5	$146,306	$148,408	$183,420

Tier 1 Capital Ratio		15.3%	14.9%	13.6%
Tier 1 Common Capital Ratio		5.2%	5.0%	6.1%
Total Risk-Based Capital Ratio		16.8%	16.4%	15.1%

Tangible Common Equity / Tangible Assets		4.6%	4.4%	6.4%
Tangible Common Equity / Risk-Weighted Assets		5.5%	5.3%	6.3%

(1) Finance receivables and loans are net of unearned income

(2) Net of accumulated depreciation

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4) Calculated by dividing total interest expense by total average interest bearing liabilities. Reported amounts represent the average cost of funds for continuing operations in each period.  The impact of historical financial statement restatements for discontinued operations are not reflected in prior period cost of funds.  Reported amounts in the Q2 2010 Form 10-Q may be different as a result.

(5) The risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments in several broad risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  The company’s June 2010 preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $137 billion and derivative and off-balance sheet risk-weighted assets of $9 billion.

Numbers may not foot due to rounding

Ally Financial Preliminary Unaudited Second Quarter 2010 Financial Highlights

($ in millions)

		Note	Second Quarter	First Quarter	Second Quarter
Automotive Finance Operations			2010	2010	2009

NAO	Income from continuing operations before income tax expense		$630	$653	$451
	Income tax expense from continuing operations		176	257	972
	Net income from continuing operations		$454	$396	$(521)

IO	Income (loss) from continuing operations before income tax expense		$105	$42	$33
	Income tax (benefit) expense from continuing operations		4	(13)	145
	Net income (loss) from continuing operations		$101	$55	$(112)

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		340	246	163
	Dollar amount of contracts originated		$9,058	$6,678	$4,594
	Dollar amount of contracts outstanding at end of period		$45,463	$46,041	$43,746
	Share of new GM consumer sales		36%	34%	27%
	Share of new Chrysler consumer sales		45%	36%	4%

	Dollar amount of new GM wholesale outstanding at end of period	6,7	$14,780	$14,654	$15,783
	GM wholesale penetration at end of period	6,7	86%	89%	85%
	Dollar amount of new Chrysler wholesale outstanding at end of period	7	$5,836	$5,924	$710
	Chrysler wholesale penetration at end of period	7	73%	75%	12%

	Mix of retail & lease contract originations (% based on # of units):
	New		80%	76%	82%
	Used		20%	24%	18%

	GM subvented (% based on # of new units)		52%	52%	72%
	Chrysler subvented (% based on # of new units)		61%	53%	22%

	Average original term in months (U.S. retail only)		64	65	64

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - Serviced	8	$18,990	$19,059	$15,741
	Off-lease vehicles terminated - Serviced (# units)	8	96,073	96,056	100,807
	Sales proceeds on scheduled lease terminations (36-month) per vehicle - On-balance sheet		$18,994	$19,036	$15,878
	Off-lease vehicles terminated - On-balance sheet (# units)	9	87,421	84,722	62,622

IO	Number of contracts originated (# thousands)	10	116	102	93
	Dollar amount of contracts originated	10	$1,640	$1,487	$1,372
	Dollar amount of retail contracts outstanding at end of period	10,11	$8,902	$9,773	$13,466

	Mix of retail & lease contract originations (% based on # of units):
	New		95%	95%	94%
	Used		5%	5%	6%

	GM subvented (% based on # of units, total IO)		35%	34%	54%

Asset Quality Statistics
NAO	Annualized net retail charge-offs as a % of on-balance sheet assets		1.03%	2.30%	2.59%
	Managed retail contracts over 30 days delinquent		3.14%	3.07%	3.59%

IO	Annualized net charge-offs as a % of on-balance sheet assets	10	1.09%	1.24%	1.47%
	Managed retail contracts over 30 days delinquent	10	2.15%	2.25%	2.50%

Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		2.92%	3.32%	4.47%
	Repossessions as a % of average number of managed retail contracts outstanding		2.40%	3.46%	3.25%
	Severity of loss per unit serviced - Retail	12
	New		$8,495	$8,951	$10,398
	Used		$6,996	$7,504	$8,660

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.81%	1.82%	2.00%
	Repossessions as a % of average number of contracts outstanding	10	0.71%	0.60%	0.82%

(6) Dealer inventories include in-transit vehicles

(7) Second quarter 2009 based on managed assets

(8) Serviced assets represent operating leases where Ally continues to service the underlying asset

(9) Ally-owned portfolio reflects lease assets on Ally's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(10) Continuing Operations only

(11) Represents on-balance sheet assets including retail leases

(12) Serviced assets represent on-balance sheet finance receivables and loans where Ally continues to service the underlying asset

Numbers may not foot due to rounding

Ally Financial Preliminary Unaudited Second Quarter 2010 Financial Highlights

($ in millions)

	Note	Second Quarter	First Quarter	Second Quarter
Insurance Operations		2010	2010	2009

Income from continuing operations before income tax expense		$108	$183	$99
Income tax expense from continuing operations		22	61	28
Net income from continuing operations		$86	$122	$71

Premiums and service revenue written	10	$415	$423	$350
Premiums and service revenue earned	10	469	460	484
Combined ratio	10,13	96.0%	91.3%	97.8%

Investment portfolio fair value at end of period		$4,181	$4,483	$4,651
Memo: After-tax at end of period
Unrealized gains		99	154	164
Unrealized losses		(131)	(19)	(155)
Net unrealized gains (losses)		$(32)	$135	$9

		Second Quarter	First Quarter	Second Quarter

Mortgage Operations		2010	2010	2009

Income (loss) from continuing operations before income tax expense		$230	$156	$(1,335)
Income tax expense (benefit) from continuing operations		(2)	8	(183)
Net income (loss) from continuing operations		$232	$148	$(1,152)

Gain on mortgage loans, net
Domestic		$195	$149	$166
International		$1	$2	$1
Total gain on mortgage loans, net		$197	$152	$167

Portfolio Statistics
Mortgage loan production
Prime conforming		$9,061	$9,476	$10,507
Prime non-conforming		462	370	325
Government		3,637	3,121	7,648
Total domestic		13,159	12,968	18,480
International		346	292	325
Total mortgage production		$13,506	$13,260	$18,805

Mortgage loan servicing rights at end of period		$2,983	$3,543	$3,509

Loan servicing at end of period
Domestic		$349,078	$349,032	$353,852
International		21,878	29,870	27,458
Total loan servicing		$370,955	$378,902	$381,310

Asset Quality Statistics
Provision for loan losses by product
Mortgage loans held for investment		$97	$18	$640
Lending receivables		(5)	(10)	231
Total provision for loan losses		$92	$7	$871

Allowance by product at end of period
Mortgage loans held for investment		$659	$635	$1,133
Lending receivables		70	82	536
Total allowance by product		$729	$717	$1,669

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	14	5.84%	5.65%	5.42%
Lending receivables		3.49%	5.30%	15.71%
Total allowance as a % of related receivables	14	5.49%	5.60%	6.86%

Nonaccrual loans at end of period	14	$791	$683	$3,099
Nonaccrual loans as a % of related receivables at end of period	14	5.95%	5.34%	12.74%

(13) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

(14) Gross carry value before allowance, excludes SFAS 159 & SFAS 140 assets

Numbers may not foot due to rounding